Exhibit 10.3

Agreement on Provision of Personal Information

Warrantee Inc. (hereinafter referred to as "X") and Beauken Co., Ltd. (hereinafter referred to as "Y") agree as follows.

Article 1 (Definitions, etc.)

1.	"Personal Information" in this agreement means any information relating to a living individual that can be used to identify a specific individual by his/her name, date of birth, e-mail address, or other descriptions contained in such information (including information that can be easily cross-checked with other information and thereby identify a specific individual).

2.	“Personal Information Database etc.” in this agreement means a collective body of information comprising of Personal Information systematically organized so as to be able to easily search for particular Personal Information with a table of contents, index, or other items to facilitate the search except a database that satisfies all of the following conditions:

(1)	database which has been issued for the purpose of sale to an unspecified and large number of persons, and its issuance has not been made in violation of the provisions of laws or orders based on the laws;

(2)	database which can or could have been purchased at any time by an unspecified large number of persons; and

(3)	database which is used for its original purpose without adding any other information on living individuals.

3.	"Personal Data" in this agreement means the Personal Information constituting the Personal Information Database etc.

4.	"Personal Information Handling Business Operator" in this agreement means a person providing the Personal Information Database etc. for use in business.

5.	"Retained Personal Data" in this agreement means the Personal Data which the Personal Information Handling Business Operator has the authority to disclose, correct, add or delete the contents of, cease the utilization of, erase, and cease the third-party provision of, and which shall be neither those prescribed by cabinet order as likely to harm the public or other interests if their presence or absence is made known nor those set to be deleted within a period of no longer than one year that is prescribed by cabinet order.

6.	"Principal" in relation to the Personal Information in this agreement means a specific individual identifiable by the Personal Information.

7.	“Utilization Purpose” means the purpose which falls under any of the following items listed below, provided, however, Y may amend the Utilization Purpose by notifying X in writing or via an electromagnetic record:

(1)	providing information as to Y’s products or services (including emails for marketing thereof);

(2)	request by Y for the consent of the Principal to obtain new Personal Information and to use the Personal Information; and

(3)	to use the Personal Information within the scope of uses separately agreed upon by the Principal.

8.	"Recording Medium" in this agreement means any written document or any media on which electromagnetic records are recorded.

Article 2 (Provision of Personal Data)

1.	X shall provide to Y, in accordance with the provisions of this agreement, the following information, which is a combination of the Personal Information of the subscribers (the “User”) to the "Warrantee Premium Support" (the “Campaign”) obtained by X through the Campaign from May 27, 2022 to May 26, 2023, for all Users and for which Y shall pay fees in accordance with the provisions of this agreement:

(1)	Personal Information registered on Warrantee’s website when the User subscribed to the Campaign.

2.	When X provides to Y Personal Information in accordance with this agreement, X shall upload the Personal Information Database etc. wherein the Personal Information of all the Users are contained to the server located in Japan (the “Server”) and notify Y of the URL for using the Personal Information prior to the commencement of the following term (the “Provision Term”). In such case, X shall specify each of the Personal Information contained in the Personal Information Database etc. as the Personal Information.

(1)	Provision Term: May 27, 2022 to May 26, 2025.

3.	In the case where Y has been notified of the URL in accordance with the preceding paragraph, Y may view and use the Personal Information anytime during the Term of Provision from the Server by using the said URL.

4.	In the case where Y receives the Personal Information in accordance with this agreement, Y may use the Personal Information for Utilization Purposes.

5.	Fees for the provision of Personal Information (the “Fee”) under this agreement shall be JPY 10,000 (excluding tax) per Personal Information provided to Y by X under this agreement, assuming that personal information for one (1) product shall be one (1) Personal Information. Even in the case where the identical Personal Information has been provided repeatedly, the number of provision of the Personal Information shall be one (1).

6.	Y shall pay the Fees on a monthly basis to X by the end of the month following the month in which the provision of the Personal Information has been made. Y shall pay the Fees by wire transfer to the bank account separately designated by X and the transfer fee shall be borne by Y.

(1)	Fees = JPY 10,000/unit price (excluding tax) × the number of the Personal Information provided with Y by X

(2)	During the Campaign, X shall provide to Y up to 20,000 Personal Information.

Article 3 (Acquisition of Personal Information)

1.	When X intends to acquire the Personal Information and set up the Personal Information Database etc., X shall explain to the Principal the following and obtain the content from the Principal in writing or via an electromagnetic record.

(1)	X will provide the Personal Information with Y; and

(2)	the Utilization Purposes.

2.	In the case where Y notifies X of its intention to amend the Utilization Purposes in writing or via an electromagnetic record, X shall take necessary measures so that Y may accomplish the amended Utilization Purposes. In the case where the consent by the Principal is required for amending the Utilization Purposes, X shall obtain the consent in writing or via an electromagnetic record. In the case where the Principal does not give the consent to X, X shall promptly notify Y to that effect in writing or via an electromagnetic record.

3.	X shall keep the written document or electromagnetic record whereby the content by the Principal which has been obtained in accordance with the preceding two paragraphs until the completion of Y’s use of the Personal Information will be in the due care of a prudent manager. X shall disclose the said document or electromagnetic record as per a request by Y.

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4.	X warrants that Y may receive, use or take advantage of the Personal Information in accordance with the provisions of this agreement.

5.	In the case where disputes with third parties as to Y’s receipt or use of the Personal Information in accordance with the provisions of this agreement or the threat of such disputes occur, X agrees to indemnify, defend and hold Y harmless from and against any and all claims, damages, losses and expenses arising out of or resulting from such dispute. Article 4 (Delivery of clinic information)

1.	For the purpose of this agreement, “Anti-Social Forces” shall mean an organized crime group (bouryoku-dan) or its member, quasi member of an organized crime group, a company related to an organized crime group, a corporate racketeer, a group engaging in criminal activities under the pretext of conducting social campaigns, a crime group specialized in intellectual crimes and any other similar organization or person.

2.	Each party represents and warrants, now and in the future, that such party does not fall under each of the followings:

(1)	Anti-Social Forces;

(2)	Party controlled by Anti-Social Forces;

(3)	Directors, officers or any other persons substantially involved in the management of Anti-Social Forces; or

(4)	Party publicly recognized as having committed a violent or intimidating criminal act, or to be publicly recognized through the press or otherwise, or to be associated or connected with such a person.

3.	Each party represents and warrants that such party does not have the relationships as follows with the Anti-Social Forces and will not have such relationships in the future:

(1)	the relationship with the Anti-Social Forces that shows reliance on the Anti-Social Forces for the purpose of improper benefits for itself or a third party;

(2)	the relationship with the Anti-Social Forces where it provides the Anti-Social Forces with funds, etc. or benefits; or

(3)	other socially reprehensible relationship with the Anti-Social Forces.

4.	Each party further covenants that it shall not, either through third party actions, engage in any of the following actions to the other party:

(1)	demand with violence;

(2)	unreasonable demand beyond its legal entitlement;

(3)	use of intimidating words or actions in relation to transactions;

(4)	action to defame the reputation or interfere with the business of the other party by spreading rumor, using fraudulent means or resorting to force; or

(5)	other equivalent actions of above owing acts to the other party.

5.	Each party shall immediately terminate the contract with any person whom it employs for the performance of this agreement (whether an individual or a corporation, including persons employed through third parties such as several business partners, hereinafter referred to as "Performance Assistant") or take measures for terminating such contract if such person falls under any of the items of Paragraph 2 of Article 4, has any relationship with any of the items of Paragraph 3 of Article 4, or takes any action under any of the items of the preceding paragraph.

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6.	In the event that each party or its Performance Assistant receives undue demands or undue intervention such as obstruction of business from the Anti-Social Forces in connection with the performance of this agreement, each party shall reject such demands or have its Performance Assistant reject such demands, and shall promptly report such facts to the other party and ensure that the other party provides the necessary cooperation for reporting to the investigating authorities.

7.	In the event that either party violates any of the representations or covenants in the preceding paragraphs, the other party may terminate this agreement without requiring any notice.

8.	In the event that either party terminates this agreement pursuant to the preceding paragraph, the party who has terminated this agreement shall not be required to compensate the other party in any way for any damages incurred by the other party, and if the other party incurs any damages due to such termination, the other party shall compensate such damages.

Article 5 (Anti-Bribery)

1.	Each party shall not conduct any actions against the anti-bribery laws and regulations in any jurisdictions or areas through the performance, etc. of this agreement.

2.	In the event that either party violates the preceding paragraph, the other party may terminate this agreement without requiring any notice.

3.	In the event that either party terminates this agreement pursuant to the preceding paragraph, the party who has terminated this agreement shall not be required to compensate the other party in any way for any damages incurred by the other party, and if the other party incurs any damages due to such termination, the other party shall compensate such damages.

Article 6 (Term)

1.	Notwithstanding the execution date of this agreement, this agreement takes effect from May 27, 2022.

2.	Even in the case where this agreement terminated, the provisions of Article 3, Paragraph 8 of Article 4, Paragraph 3 of Article 5, Article 7, Article 8 and this paragraph shall survive the termination.

Article 7 (Jurisdiction)

For disputes arising in relation to this agreement, the Tokyo District Court shall be the exclusive agreement jurisdictional court of the first instance.

Article 8 (Amendment)

No amendment to this agreement shall be effective unless it is in writing and signed or stamped with the names and seals of X and Y on said document.

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In order to prove the conclusion of this agreement, two copies of this document will be prepared, and each copy will be held by X and Y.

May 27, 2022

X	KITAHAMA CRAFT Room 1103
2-4-1 Doshomachi, Chuo-ku, Osaka-shi, Osaka
Warrantee Inc.
CEO: Yusuke Shono [Stamped Seal]

Y	Le Mont Hiroo
1-16-3 Hiroo, Shibuya-ku, Tokyo
Beauken Co., Ltd.
CEO: Kentoku Noji [Stamped Seal]

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